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                                                                  EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Non-qualified Performance and Retention Equity Plan of PLC Systems Inc. for the registration of 400,000 shares of its common stock, of our report dated February 18, 2000, except for Note 12, as to which the date is March 28, 2000, with respect to the consolidated financial statements and schedule of PLC Systems Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP
                                                    Ernst & Young LLP

Boston, Massachusetts
March 27, 2001